Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS SECOND QUARTER RESULTS
AND UPDATES FULL YEAR GUIDANCE

MIAMI – July 25, 2013 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported second quarter results, updated its 2013 outlook and commented on initiatives to enhance profitability.

KEY HIGHLIGHTS

●
Net Income for the quarter was $24.7 million, or $0.11 per share, compared to a net loss of ($3.7 million), or ($0.02) per share, in 2012.  Earnings during the quarter include an impact of $0.05 per share related to the Grandeur fire and a non-cash charge of $0.07 per share accounting correction related to the company’s affinity credit card program.

●
For the full year 2013, the company’s earnings outlook is essentially unchanged from the update that was provided in late May, which reflected the impact of the Grandeur of the Seas fire and the strengthening of the US dollar.  EPS is expected to be in the range of $2.20 to $2.30.  Constant-Currency Net Yields are expected to increase approximately 3% (excluding the affinity card adjustment).

●
The company’s cost control efforts are showing encouraging results.  Excluding the Grandeur fire, Constant-Currency NCC excluding fuel increased 1.5% in the second quarter.  NCC excluding fuel are now expected to grow 1% to 2% for the year (compared to prior guidance of 2% to 3%).

●	The company’s better than expected expenses in the second quarter and its reduced cost guidance are reflective of actions the company is taking as part of a broad profitability improvement program.  These initiatives are aimed at increasing revenues and reducing expenses with a goal of improving the company’s returns on invested capital.  While it is still early in the operating plan process, the company’s objective is to generate yield improvement and at least flat NCC excluding fuel in 2014.

“It is rewarding to see things coming together.  While the operating environment has been frustrating, our bookings trajectory is looking good and I’m thrilled to see our cost initiatives beginning to pay off,” said Richard D. Fain, chairman and chief executive officer. “Exploiting this positive momentum will help us take our returns and our profitability to the next level,” Fain continued.

Second Quarter 2013 Results
Royal Caribbean today announced second quarter 2013 net income of $24.7 million, or $0.11 per share, versus a loss of ($3.7 million) or ($0.02) per share, in the second quarter of 2012.  Included in the 2013 figures is a $0.05 per share impact related to the Grandeur fire and a $0.07 non-cash charge to correct an underestimate of the reward liability for its affinity credit card.  Absent these two charges, earnings per share would have been $0.23 per share.

Net Yields on a Constant-Currency basis increased 2.8% for the quarter.  Ticket revenue for the second quarter came in as expected, while on-board revenue outperformed expectations.  Excluding the affinity card adjustment, Constant-Currency Net Yields in the quarter increased 3.9% versus the prior year.

NCC excluding fuel were better than anticipated and increased 2.3% on a Constant-Currency basis (1.5% excluding the impact from Grandeur).  Costs were controlled across all areas of the business with hotel, vessel and administrative expense categories all performing more efficiently than expected.

Bunker pricing net of hedging for the second quarter was $697 per metric ton and consumption was 6,400 metric tons lower than expected at 333,600 metric tons.

Outlook

Full Year 2013
Constant-Currency yields are expected to increase 2% to 3% (approximately 3% excluding the affinity card adjustment).  The main shortfalls versus prior guidance are the affinity card adjustment, China sailings due to the conflict between China and Japan, and a modest reduction in expectations for the Caribbean.  Despite ongoing discounting in the region, the company’s Caribbean forecast was only modestly impacted and demand remains solid.  Europe continues to demonstrate year-over-year improvement, with net ticket yields expected to increase in the mid-single digits for the year.  In aggregate, both pricing and booked load factors are higher for the second half of the year than at the same time last year.

Onboard revenues have benefited from improved U.S. consumer spending and the new onboard revenue venues the company has added through its revitalization efforts.

NCC excluding fuel are expected to be up 1% to 2% on a Constant-Currency basis.  The company continues to focus on cost savings initiatives and has lowered the midpoint of its expense guidance by 100 basis points for the year.

Fuel costs are expected to be relatively unchanged from the company’s original guidance despite the recent increases in oil prices due to hedging and energy conservation measures.

Additionally, the US dollar has continued to strengthen against the basket of currencies in which the company trades.  The US dollar is 5% stronger than when the company first issued guidance in January, the effect of which is detailed in the table below.

Full year earnings per share are expected to be in the range of $2.20 to $2.30.

The following table bridges the company’s April guidance to its current guidance:

April Guidance (Midpoint)	$2.40
Grandeur Fire	($0.10)
F/X & Fuel Impact as of May 30th	($0.08)
Updated Guidance on May 30th	$2.22
Net Savings	$0.03
Current Guidance (Midpoint)	$2.25

Third Quarter 2013
Constant-Currency Net Yields are expected to be up 1% to 2% in the third quarter of 2013 and NCC excluding fuel are expected to increase approximately 4% on a Constant-Currency basis driven mainly by marketing and culinary programs that were launched in the fourth quarter of 2012.  Based on current fuel pricing and currency exchange rates, the company expects that third quarter earnings will be in the range of $1.60 to $1.70 per share.  Included in this third quarter guidance is a $0.05 per share impact related to the Grandeur fire.

Profitability Initiatives
While the company is still in the early stages of its profitability improvement initiatives, two programs of note relate to Pullmantur and to the company’s international operations.  Firstly, over the last few years, Pullmantur has systematically increased its emphasis on Latin America which now generates over 50% of its revenues.  In recognition of this, Pullmantur will shortly be opening a head office in Latin America to place the operating management closer to its largest and fastest growing market and to help reduce overhead.

Secondly, the broader organization has grown its international footprint meaningfully over the past several years and has now achieved significant scale in both global deployment and sourcing.  As part of its profitability initiatives, the company is working on opportunities to improve its global sales, marketing and general and administrative cost structure to further leverage economies of scale.

“The profitability improvement measures are designed to result in long-term cost savings and further revenue improvements that will benefit 2014 and beyond,” commented Jason T. Liberty, senior vice president and chief financial officer.  Liberty continued, “We will likely incur some one-time charges in 2013 related to these actions, but we are confident that the increase in efficiency will be well worth it.”

In addition to its traditional financial metrics, beginning in the third quarter the company intends to follow the growing practice of reporting the non-GAAP metric “adjusted net income” in order to isolate unusual items such as the one-time restructuring charges noted above.  The company feels that this measure will add an additional level of clarity to the performance of the underlying business.

FUEL EXPENSE & GUIDANCE SUMMARY

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $219 million and $923 million of fuel expense in its third quarter 2013 and full year 2013 guidance, respectively.

Forecasted consumption is now 60% hedged via swaps for the remainder of 2013 and 55%, 39%, 20% and 5% hedged for 2014, 2015, 2016 and 2017, respectively.  For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $576, $620, $647, $623 and $640, respectively.

The company provided the following fuel statistics for the third quarter and full year 2013:

FUEL STATISTICS	Third Quarter 2013	Full Year 2013
Fuel Consumption (metric tons)	329,000	1,346,000
Fuel Expenses	$219 million	$923 million
Percent Hedged (fwd consumption)	56%	60%
Impact of 10% change in fuel prices	$9 million	$16 million

The company provided the following additional guidance for the third quarter and full year of 2013:

GUIDANCE	As-Reported	Constant-Currency
Third Quarter 2013
Net Yields	Approx. 1%	1% to 2%
Net Cruise Costs per APCD	Approx. 4%	3% to 4%
Net Cruise Costs per APCD excluding Fuel	4% to 5%	Approx. 4%

Full Year 2013
Net Yields	Approx. 2%	2% to 3%
Net Cruise Costs per APCD	1% to 2%	1% to 2%
Net Cruise Costs per APCD excluding Fuel	1% to 2%	1% to 2%

	Third Quarter 2013	Full Year 2013
Capacity Increase	1.8%	1.0%
Depreciation and Amortization	$183 to $193 million	$750 to $770 million
Interest Expense, net	$75 to $85 million	$315 to $335 million
Reported EPS	$1.60 to $1.70	$2.20 to $2.30

1% Change in Currency	$3 million	$ 6 million (2H)
1% Change in Net Yield*	$17 million	$32 million (2H)
1% Change in NCC x fuel	$9 million	$18 million (2H)
*For the full year a 1% Net Yield change is approximately $60 million.
Exchange rates used in guidance calculations
	Current – July	Previous - April
GBP	$1.54	$1.53
CAD	$0.97	$0.97
BRL AUD EUR	$0.45 $0.92 $1.32	$0.50 $1.03 $1.31

Liquidity and Financing Arrangements
As of June 30, 2013, liquidity was $1.5 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  The company noted that remaining scheduled debt maturities for 2013, 2014, 2015 and 2016 are $0.6 billion, $1.5 billion, $1.1 billion and $1.0 billion, respectively.

Capital Expenditures and Capacity Guidance
Based upon current ship orders, projected capital expenditures for 2013, 2014, 2015 and 2016 are $0.7 billion, $1.2 billion, $1.2 billion and $2.0 billion, respectively.

Capacity increases for 2013, 2014, 2015 and 2016 are 1.0%, 1.5%, 6.9% and 6.9%, respectively.  The company’s annualized capacity growth rate from 2012 to 2016 remains at 4.0%.

Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time Zone today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel
Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs and Net Cruise Costs Excluding Fuel is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including the current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE,OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with six under contract.  They operate diverse itineraries around the world that call on approximately 460 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2013 and the costs and yields expected in 2013 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Passenger ticket revenues	$1,366,713	$1,332,207	$2,760,491	$2,684,445
Onboard and other revenues	516,054	488,797	1,033,496	971,039
Total revenues	1,882,767	1,821,004	3,793,987	3,655,484
Cruise operating expenses:
Commissions, transportation and other	316,506	307,697	639,443	628,435
Onboard and other	140,710	130,981	262,197	238,576
Payroll and related	208,975	206,519	418,898	416,633
Food	112,530	109,300	232,013	222,925
Fuel	232,471	237,961	474,123	466,955
Other operating	312,427	303,556	579,135	577,602
Total cruise operating expenses	1,323,619	1,296,014	2,605,809	2,551,126
Marketing, selling and administrative expenses	259,626	247,571	533,660	512,172
Depreciation and amortization expenses	186,184	180,514	375,548	359,906
Operating Income	113,338	96,905	278,970	232,280
Other income (expense):
Interest income	3,405	4,972	7,152	11,318
Interest expense, net of interest capitalized	(86,877)	(89,106)	(177,059)	(181,772)
Other expense	(5,119)	(16,424)	(8,090)	(18,515)
	(88,591)	(100,558)	(177,997)	(188,969)
Net (Loss) Income	$24,747	$(3,653)	$100,973	$43,311

(Loss) Earnings Per Share:
Basic	$0.11	$(0.02)	$0.46	$0.20
Diluted	$0.11	$(0.02)	$0.46	$0.20

Weighted-Average Shares Outstanding:
Basic	219,502	217,866	219,301	217,725
Diluted	220,648	217,866	220,596	219,217

Comprehensive Income (Loss)
Net (Loss) Income	$24,747	$(3,653)	$100,973	$43,311
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,551)	(12,361)	(5,795)	(9,021)
Change in defined benefit plans	5,293	-	5,293	-
(Loss) Gain on cash flow derivative hedges	17,542	(288,252)	(5,058)	(140,782)
Total other comprehensive (loss) income	21,284	(300,613)	(5,560)	(149,803)

Comprehensive (Loss) Income	$46,031	$(304,266)	$95,413	$(106,492)

STATISTICS
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Passengers Carried	1,174,397	1,183,122	2,435,689	2,460,693
Passenger Cruise Days	8,485,968	8,514,124	17,330,559	17,197,327
APCD	8,238,182	8,180,898	16,666,292	16,480,698
Occupancy	103.0%	104.1%	104.0%	104.3%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$205,174	$194,855
Trade and other receivables, net	310,051	281,421
Inventories	141,440	146,295
Prepaid expenses and other assets	270,392	207,662
Derivative financial instruments	26,037	57,827
Total current assets	953,094	888,060

Property and equipment, net	17,511,913	17,451,034
Goodwill	430,666	432,975
Other assets	1,055,121	1,055,861
	$19,950,794	$19,827,930

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,906,468	$1,519,483
Accounts payable	314,197	351,587
Accrued interest	75,107	106,366
Accrued expenses and other liabilities	541,699	541,722
Customer deposits	1,874,704	1,546,993
Total current liabilities	4,712,175	4,066,151
Long-term debt	6,347,640	6,970,464
Other long-term liabilities	524,720	482,566

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
229,919,883 and 229,080,109 shares issued, June 30, 2013
and December 31, 2012, respectively)	2,299	2,291
Paid-in capital	3,125,172	3,109,887
Retained earnings	5,792,568	5,744,791
Accumulated other comprehensive loss	(140,076)	(134,516)
Treasury stock (10,308,683 common shares at cost, June 30, 2013 and December 31, 2012)	(413,704)	(413,704)
Total shareholders' equity	8,366,259	8,308,749
	$19,950,794	$19,827,930

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30
	2013	2012

Operating Activities
Net income	$100,973	$43,311
Adjustments:
Depreciation and amortization	375,548	359,906
Loss on derivative instruments not designated as hedges	25,494	3,278
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	21,084	56,651
Decrease (increase) in inventories	4,679	(2,451)
Increase in prepaid expenses and other assets	(53,555)	(58,495)
(Decrease) increase in accounts payable	(36,265)	12,348
Decrease in accrued interest	(31,259)	(37,377)
Decrease in accrued expenses and other liabilities	(6,513)	(28,505)
Increase in customer deposits	272,329	224,873
Other, net	273	9,980
Net cash provided by operating activities	672,788	583,519

Investing Activities
Purchases of property and equipment	(396,073)	(322,751)
Cash (paid) received on settlement of derivative financial instruments	(25,843)	4,646
Equity contribution to unconsolidated affiliate	(35,757)	-
Cash payments received on loan to unconsolidated affiliate	11,993	11,813
Other, net	781	(6,877)
Net cash used in investing activities	(444,899)	(313,169)

Financing Activities
Debt proceeds	1,519,464	345,000
Debt issuance costs	(20,554)	(21,730)
Repayments of debt	(1,670,248)	(575,585)
Dividends paid	(54,098)	(65,293)
Proceeds from exercise of common stock options	6,918	1,768
Other, net	742	774
Net cash used in financing activities	(217,776)	(315,066)

Effect of exchange rate changes on cash	206	(5,261)

Net increase (decrease) in cash and cash equivalents	10,319	(49,977)
Cash and cash equivalents at beginning of period	194,855	262,186
Cash and cash equivalents at end of period	$205,174	$212,209

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$199,288	$194,341

Non cash Investing Activities
Purchases of property and equipment through asset trade in	$46,375	$-

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields)
	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2013	2013 On a Constant Currency basis	2012	2013	2013 On a Constant Currency basis	2012
Passenger ticket revenues	$1,366,713	$1,373,476	1,332,207	$2,760,491	$2,783,218	$2,684,445
Onboard and other revenues	516,054	515,807	488,797	1,033,496	1,035,640	971,039
Total revenues	1,882,767	1,889,283	1,821,004	3,793,987	3,818,858	3,655,484
Less:
Commissions, transportation and other	316,506	317,956	307,697	639,443	645,024	628,435
Onboard and other	140,710	140,440	130,981	262,197	261,811	238,576
Net revenues	$1,425,551	$1,430,887	$1,382,326	$2,892,347	$2,912,023	$2,788,473

APCD	8,238,182	8,238,182	8,180,898	16,666,292	16,666,292	16,480,698
Gross Yields	$228.54	$229.33	$222.59	$227.64	$229.14	$221.80
Net Yields	$173.04	$173.69	$168.97	$173.54	$174.73	$169.20

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD

	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2013	2013 On a Constant Currency basis	2012	2013	2013 On a Constant Currency basis	2012
Total cruise operating expenses	$1,323,619	$1,325,896	$1,296,014	$2,605,809	$2,613,358	$2,551,126
Marketing, selling and administrative expenses	259,626	259,071	247,571	533,660	533,608	512,172
Gross Cruise Costs	1,583,245	1,584,967	1,543,585	3,139,469	3,146,966	3,063,298
Less:
Commissions, transportation and other	316,506	317,956	307,697	639,443	645,024	628,435
Onboard and other	140,710	140,440	130,981	262,197	261,811	238,576
Net Cruise Costs	$1,126,029	$1,126,571	$1,104,907	$2,237,829	$2,240,131	$2,196,287
Less:
Fuel	232,471	233,754	237,961	474,123	476,609	466,955
Net Cruise Costs Excluding Fuel	$893,558	$892,817	$866,946	$1,763,706	$1,763,522	$1,729,332

APCD	8,238,182	8,238,182	8,180,898	16,666,292	16,666,292	16,480,698
Gross Cruise Costs per APCD	$192.18	$192.39	$188.68	$188.37	$188.82	$185.87
Net Cruise Costs per APCD	$136.68	$136.75	$135.06	$134.27	$134.41	$133.26
Net Cruise Costs Excluding Fuel per APCD	$108.47	$108.38	$105.97	$105.82	$105.81	$104.93

Net Debt-to-Capital was calculated as follows (in thousands):

	As of
	June 30,	December 31,
	2013	2012
Long-term debt, net of current portion	$6,347,640	$6,970,464
Current portion of long-term debt	1,906,468	1,519,483
Total debt	8,254,108	8,489,947
Less: Cash and cash equivalents	205,174	194,855
Net Debt	$8,048,934	$8,295,092

Total shareholders' equity	$8,366,259	$8,308,749
Total debt	8,254,108	8,489,947
Total debt and shareholders' equity	16,620,367	16,798,696
Debt-to-Capital	49.7%	50.5%
Net Debt	8,048,934	8,295,092
Net Debt and shareholders' equity	$16,415,193	$16,603,841
Net Debt-to-Capital	49.0%	50.0%